October 5, 2010

ALLIANCE DATA’S CANADIAN LOYALTY BUSINESS SIGNS LONG-TERM RENEWAL AGREEMENT WITH
NEWFOUNDLAND AND LABRADOR LIQUOR CORPORATION

•	Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced that its Canadian coalition loyalty business has signed a multi-year renewal agreement with the Newfoundland and Labrador Liquor Corporation (NLC) as a sponsor in the AIR MILES® Reward Program. A sponsor since 2006, NLC is a provincial crown corporation in Newfoundland and Labrador responsible for managing the importation, sale and distribution of beverage alcohol within the province.

•	The AIR MILES Reward Program is Canada’s premier coalition loyalty program, with approximately two-thirds of Canadian households actively collecting reward miles. AIR MILES collectors earn reward miles at more than 100 leading brand-name sponsors representing thousands of retail and service locations across Canada. AIR MILES reward miles can be redeemed for more than 1,200 different rewards, such as travel, movie passes, entertainment attractions, and electronic merchandise.

•	NLC operates 24 Corporate Liquor Stores, services 118 Liquor Express agency operated locations and distributes to more than 1,700 licensees. NLC is also a manufacturer responsible for blending and bottling high-quality spirits destined for domestic and international markets.

•	In its 2009/10 annual report, NLC announced that it attained its dividend budget of CDN $124.0 million with net earnings of $130.9 million.

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